EXHIBIT D

                             GIBSON GREETINGS, INC.
                                2100 Section Road
                              Cincinnati, OH 45237




                                                      October 29, 1998



American Greetings Corporation
1 American Road
Cleveland, OH 44144

Attention: Mr. Morry Weiss

Dear Sirs:

         In connection with your consideration of a possible business combination with Gibson Greetings, Inc. (together with its subsidiaries, the "Company"), we may furnish you with certain nonpublic information about the business and operations of the Company. Such information, written or oral, together with analyses, compilations, studies or other documents prepared by you or your affiliates, officers, directors, employees, agents or representatives (collectively, "Representatives") which contain or otherwise reflect such information, is hereinafter referred to as "Confidential".

         In consideration of your being provided with the Confidential Information, you agree that the Confidential Information will be kept confidential and shall not be disclosed, in whole or in part, to any person other than your Representatives who need to know such Confidential Information for the purpose of evaluating the proposed combination. You agree to inform each of your Representatives of the nonpublic nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms of this agreement.

         You will not use or allow the use of the Confidential Information for any purpose except to evaluate the proposed combination. Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person the fact that the Confidential Information has been made available to you, except as otherwise required by law.


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American Greetings Corporation         2                        October 29, 1998

         The Confidential Information, except for that portion which consists of analyses, compilations, studies or other documents prepared by you or your Representatives, will be returned to the Company immediately upon the Company's request. That portion of the Confidential Information which consists of analyses, compilations, studies or other documents prepared by you or your Representatives will be destroyed immediately upon the Company's request.

         In the event you or anyone to whom you transmit the Confidential Information is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Confidential Information, you will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive your compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or the Company waives your compliance with the provisions of this agreement, you will furnish only that portion of the Confidential Information which is legally required, in the reasonable opinion of your counsel, and will exercise your best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

         You also agree that for a period of two years from the date of this agreement, neither you nor any of your affiliates will, without the prior written consent of the Company, directly or indirectly solicit for employment or hire any officer, director, or employee of the Company, except that you shall not be precluded from hiring any such officer, director or employee who (i) responds to any public advertisement placed by you, (ii) initiates the request for employment with you, or (iii) has been terminated by the Company prior to commencement of employment discussions between you and such officer, director or employee.

         The term "Confidential Information" does not include any information
(i) that was publicly available prior to the date of this agreement or thereafter becomes publicly available without any violation of this agreement on the part of you or any of your Representatives, (ii) that was available to you on a nonconfidential basis prior to its disclosure to you by the Company or its Representatives or becomes available to you from a person other than the Company and its Representatives who is not, to the best of your knowledge, subject to any legally binding obligation to keep such information confidential, or (iii) that was independently developed by you as evidenced by your records.

         No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or


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American Greetings Corporation          3                       October 29, 1998

further exercise thereof or the exercise of any other right, power or privilege hereunder.

         You agree that the Company would be irreparably injured by a breach of this agreement by you or your Representatives and that, in such event, the Company shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance.

         The Company and its Representatives make no representations or warranties, express or implied, with respect to the Confidential Information, except for any particular representations and warranties which may be made to a purchaser in a definitive purchase agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified in such agreement. You agree that neither the Company nor any of its Representatives shall have any liability to you or your Representatives resulting from the selection or use of the Confidential Information by you or your Representatives.

         Except as otherwise provided, this agreement will be binding upon you and your Representatives for a period of three years from the date hereof. This agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                                   Very truly yours,

                                   GIBSON GREETINGS, INC.



                                   By: /s/ Frank O'Connell
                                       ----------------------------------
                                       Name:  Frank O'Connell
                                       Title: Chairman, President and
                                               Chief Executive Officer

Accepted and agreed:

AMERICAN GREETINGS CORPORATION

By: /s/ Morry Weiss
    ----------------------------
    Name:  Morry Weiss
    Title: Chairman & CEO


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